EXHIBIT 4.9

[FORM OF FACE OF EXCHANGE NOTE]

PUGET ENERGY, INC.

7.000% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTE, DUE 2056,

SERIES A

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO PUGET ENERGY, INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE IN WHOLE SHALL BE LIMITED TO TRANSFERS TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY AND TRANSFERS OF THIS GLOBAL NOTE IN PART SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

PUGET ENERGY, INC.

$[    ]

7.000% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES DUE 2056, SERIES A

Original Issue Date: March 27, 2026

NUMBER [ ]	CUSIP NO: [ ]

Registered Holder: CEDE & CO.	ISIN NO: [ ]

PUGET ENERGY, INC., a corporation duly organized and existing under the laws of the state of Washington (herein referred to as the “Company,” which term includes any successor person under the Indenture hereinafter referred to), for value received, hereby promises to pay to the Registered Holder named above, the principal sum specified in the Schedule of Increases or Decreases in this Note annexed hereto on September 15, 2056 (the “Series A Maturity Date”), and to pay (subject to deferral as set forth herein) interest thereon (i) from and including the date of the original issuance to, but excluding, September 15, 2031 at an annual rate of 7.000% and (ii) from and including September 15, 2031 during each Series A Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.961%; provided, that the interest rate during any Series A Interest Reset Period will not reset below 7.000%. Subject to the Company’s right to defer interest payments as set forth in Supplemental Indenture (as defined on the reverse hereof), interest and additional interest, if any, is payable semi-annually in arrears on March 15 and September 15 of each year beginning on September 15, 2026 (the “Interest Payment Dates”), until the principal thereof is paid or made available for payment. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at the same rate at which the Notes (as defined on the reverse hereof) bear interest to the extent permitted by law. As permitted by the terms of the Notes, if interest payments are deferred or otherwise not paid up to a redemption date that does not fall on an interest payment date, they will accrue and compound until paid at the same rate at which the Notes bear interest to the extent permitted by law.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period. The interest so payable on an Interest Payment Date will be paid to the Person in whose name this Note is registered, at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided that interest payable at Series A Maturity Date will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for, and that is not deferred as described below, will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid (i) to the Person in whose name this Note (or any Note issued upon registration of transfer or exchange thereof) is registered at the close of business on the record date for the payment of such defaulted interest established in accordance with Section 307 of the Base Indenture or (ii) at any time in any other lawful manner not inconsistent with the requirements of the securities exchange, if any, on which the Note may be listed, and upon such notice as may be required by such exchange. The “Regular Record Date” with respect to any Interest Payment Date for the Notes, will be the fifteenth calendar day immediately preceding the applicable Interest Payment Date whether or not a business day; provided that if any of the Notes remain in book-entry form, the Regular Record Date for such Notes will be 15 days prior to the applicable Interest Payment Date.

If an Interest Payment Date or the Series A Maturity Date of the Notes or the date (if any) on which the Company is required to purchase the Notes falls on a day that is not a Business Day, the applicable payment will be made on the next succeeding Business Day, and no interest shall accrue or be paid in respect of such delay.

This Note may be presented for payment of principal and interest at the office of the Paying Agent; provided, however, that at the option of the Company, interest on this Note may be paid by check mailed to the address of the Person entitled thereto, as the address shall appear on the Security Register, or by a wire transfer to an account within the United States designated by the Person entitled thereto. Payment of the principal and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

“Calculation Agent” means the Company, an affiliate of the Company selected by the Company, or any other firm appointed by the Company, in each case, in the Company’s sole discretion, acting as calculation agent in respect of the Notes.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the Most Recent H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the preceding sentence, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five- Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the Federal Reserve System.

“Series A Reset Date” means September 15, 2031 and each date falling on the five-year anniversary of the preceding Series A Reset Date.

“Series A Interest Reset Period” means the period from and including September 15, 2031 to, but not including, the next following Series A Reset Date and thereafter each period from and including each Series A Reset Date to, but not including, the next following Series A Reset Date or the maturity date or date of redemption, as the case may be.

“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Reset Interest Determination Date” means, in respect of any Series A Interest Reset Period, the day falling two Business Days prior to the beginning of such Series A Interest Reset Period.

So long as no Event of Default with respect to the Notes of this series has occurred and is continuing, the Company shall have the right on one or more occasions, to defer payment of all or part of the current and accrued interest otherwise due on this Security by extending the interest payment period for up to ten (10) consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Series A Maturity Date or end on a day other than an Interest Payment Date. As provided in the Indenture, Additional Interest on this Security will accrue to the extent permitted by law. No interest shall be due and payable during an Optional Deferral Period, except at the end of such Optional Deferral Period or upon a redemption of this Note during such Optional Deferral Period.

So long as no Event of Default shall have occurred and be continuing, prior to the termination of any Optional Deferral Period, the Company may further defer the payment of interest by extending such Optional Deferral Period; provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10) consecutive years at any one time or extend beyond the Series A Maturity Date. Upon the termination of any Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid on this Note, including any Additional Interest, to the Person in whose name this Note is registered on the Regular Record Date for such Interest Payment Date, provided that interest accrued and unpaid on this Security, including any Additional Interest, payable at Series A Maturity Date or on any Tax Event Redemption Date will be paid to the Person to whom principal is payable. Once the Company pays all interest accrued and unpaid on this Note, including any Additional Interest, it shall be entitled again to defer interest payments on this Note as described above.

The Company may redeem the Series A Notes in whole or in part upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Series A Notes being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date (i) on any day in the period commencing on the date falling 90 days prior to the first Series A Reset Date and ending on and including the first Series A Reset Date and (ii) after the first Series A Reset Date, on any interest payment date.

In addition, the Series A Notes may be redeemable, in whole but not in part, at the option of the Company, by a notice of redemption delivered by or on behalf of the Company pursuant to the Indenture (except as otherwise set forth below), following the occurrence of a Tax Event (as defined below), at a redemption price equal to the sum of: (1) 100% of the principal amount of the Notes being redeemed plus (2) accrued and unpaid interest (including any Additional Interest) thereon, if any, to such Tax Event Redemption Date.

“Tax Event” means receipt by the Company of an opinion of counsel experienced in tax matters to the effect that, as a result of:

(a)

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)

a threatened challenge asserted in writing in connection with an audit of the Company or its subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes of this series, which amendment, clarification, or change in each case is effective or which administrative action is taken or judicial decision, interpretation or pronouncement is issued, or which threatened challenge is asserted after March 24, 2026, there is more than an insubstantial risk that interest payable by the Company on the Securities of this series is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

In addition, the Notes of this series may be redeemable, in whole but not in part, at the option of the Company, by a notice of redemption delivered by or on behalf of the Company pursuant to the Indenture (except as otherwise set forth in the immediately succeeding paragraph), following the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of such Securities of this series being redeemed plus accrued and unpaid interest (including any Additional Interest) to, but excluding, such Rating Agency Event redemption date. “Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Securities of this series on March 27, 2026 (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Notes of this series would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Notes of this series as compared with the amount of equity credit that such rating agency had assigned to the Notes of this series as of March 27, 2026.

Following the occurrence of a Change of Control Event in respect of the Notes of this series, the Company may redeem (a “Change of Control Redemption”) the Notes of this series, in whole but not in part, at the Company’s option at a redemption price equal to 101% of their principal amount plus any accrued and unpaid interest, and Additional Interest, if any, thereon to, but excluding the date of redemption (“Change of Control Event Redemption Date”). Unless the Company has previously or concurrently given a notice of redemption to Holders of all outstanding Notes of this series under Section 2.09 of the Supplemental Indenture, titled “Optional Redemption”, within 30 days following any Change of Control Event in respect of the Notes of this series or, at the Company’s option, prior to any Change of Control Event, but after the public announcement of the related Change of Control, the Company will send a notice to each Holder of the Notes of this series describing the transaction or transactions that constitute or may constitute the Change of Control Event and either the Company’s election not to redeem the Notes of this series or the Change of Control Event Redemption Date (which date will be no earlier than 60 days and no later than 90 days from the date such notice is sent), together with such other matters as may be advisable in the Company’s discretion or required by the Indenture. The notice of redemption shall, if sent prior to the occurrence of the Change of Control Event, state that the Change of Control Redemption is conditioned on the Change of Control Event occurring on or prior to the Change of Control Event Redemption Date specified in the notice. If no Change of Control Redemption is made by the Company within the time periods specified in this paragraph following a Change of Control Event with respect to the Notes of this series and the Company has not otherwise given a notice of redemption to holders of all outstanding Notes of this series pursuant to the terms of Section 2.09 of the Supplemental Indenture, titled “Optional Redemption”, the per annum rate of interest payable on the Notes of this series will be increased by an additional 5.0 percentage points from and including the date on which the applicable notice of a Change of Control Event is sent to Holders.

On and after a Change of Control Event Redemption Date, interest will cease to accrue on the Notes of this series called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Change of Control Event Redemption Date, the Company shall deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest to the redemption date of the Notes of this series.

The following terms shall have the following meanings:

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct generally the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), other than the Permitted Holders, becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company or otherwise;

(ii) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) to any person other than the Permitted Holders shall have occurred, or the Company merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation and (y) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction;

(iii) during any financial quarter, individuals who at the beginning of such financial quarter constituted the Board of Directors (for so long as the Amended and Restated Bylaws of the Company, as amended by the First Amendment to the Amended and Restated Bylaws, dated January 6, 2022 (as amended from time to time, the “Bylaws”) are in effect, together with any replacement or new directors appointed to such Board of Directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such financial quarter or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iv) the Company’s shareholders shall have approved any plan of liquidation or dissolution of the Company.

“Change of Control Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Investors” means (i) the British Columbia Investment Management Corporation (BCIMC), (ii) the Alberta Investment Management Corporation (AIMCo), (iii) the Ontario Municipal Employees Retirement System (OMERS), (iv) PGGM Vermogensbeheer B.V., (v) Macquarie Washington Clean Energy Investment, L.P., (vi) the Ontario Teachers’ Pension Plan Board and (vii) each of their respective Affiliates (not including, however, any portfolio companies of any of the Investors). For purposes of the preceding sentence, the term “portfolio companies” does not include, without limitation, (i) any investment fund or investment vehicle managed or co-managed by any Investor or by any of such investment funds’ or investment vehicles’ Affiliates or (ii) any direct or indirect non-operating subsidiary of any Investor.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent) who are holders of Voting Stock of the Company (or any of its direct or indirect parent companies) on the issue date of the Notes and any “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of a majority of the total voting power of the Voting Stock of the Company.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agency” means:

(i) each of Fitch, Moody’s and S&P; and

(ii) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes of this series publicly available, another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Rating Decline Period” means the 30-day period (which 30-day period shall be extended as long as the credit rating on the Notes of this series is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earliest of (a) the occurrence of a Change of Control and (b) the first public notice of the occurrence of such Change of Control.

“Rating Event” means, with respect to the Notes of this series, the credit rating on the Notes of this series is lowered by one or more gradations (including gradations within ratings categories as well as between rating categories but excluding, for the avoidance of doubt, changes in ratings outlook) by each of the Rating Agencies during the Rating Decline Period relating to such Change of Control and each such Rating Agency shall have put forth a public statement to the effect that such downgrade is attributable in whole or in part to such Change of Control. Notwithstanding the foregoing, if the rating of the Notes of this series by each of the Rating Agencies is Investment Grade, then a “Rating Event” means a decrease in the ratings of the Notes of this series by one or more gradations (including gradations within ratings categories as well as between rating categories but excluding, for the avoidance of doubt, changes in ratings outlook) by each of the Rating Agencies such that the rating of the Notes of this series by each of the Rating Agencies falls below Investment Grade during the Rating Decline Period.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

The indebtedness of the Company evidenced by this Note, including the principal hereof and interest hereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment to the Company’s obligations to Holders of Senior Indebtedness of the Company and each Holder of this Note, by acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and all other provisions of the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

In the event of any inconsistency between the provisions of this Note and the provisions of the Indenture, the provisions of the Indenture shall govern and control.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by an authorized signatory of the Trustee under the Indenture.

IN WITNESS WHEREOF, PUGET ENERGY, INC. has caused this instrument to be duly executed.

Dated:

PUGET ENERGY, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities, of the Series designated herein, referred to in the within-mentioned Indenture.

Dated:

COMPUTERSHARE TRUST COMPANY,
NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued pursuant to the Junior Subordinated Indenture (the “Base Indenture”), dated as of March 27, 2026, between the Company and Computershare Trust Company, National Association, as supplemented and amended by the First Supplemental Indenture dated as of March 27, 2026 by and between the Company and the Trustee (“Supplemental Indenture”, and together with the Base Indenture, as it may be hereafter supplemented or amended from time to time, the “Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders (the word “Holder” or “Holders” meaning the registered holder or registered holders) of the Notes. This Security is one of the Series designated on the face hereof (the “Notes”) which is limited in aggregate principal amount to $450,000,000.

Capitalized terms used herein but not defined herein shall have the respective meanings assigned thereto in the Indenture and the Supplemental Indenture.

The Notes are not subject to the operation of any sinking fund and, except as set forth in the Supplemental Indenture, are not repayable at the option of a Holder thereof prior to the Series A Maturity Date.

In the case of an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Company will not pay any additional amounts to any Holder in respect of any tax, assessment or governmental charge.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all outstanding Notes, to waive compliance by the Company with certain provisions of the Indenture, and contains provisions permitting the Holders of specified percentages in principal amount in certain instances of the outstanding Notes, to waive on behalf of all of the Holders of Notes, certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, no Holder of Notes shall have any right by virtue or by availing of any provision of the Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless such holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as provided in the Indenture, and unless also the Holders of not less than a majority in principal amount of all the Securities at the time outstanding (considered as one class) shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee under the Indenture and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 812 of the Base Indenture; it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee, that no one or more Holders of Notes shall have any right in any manner whatever by virtue or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of the Holders of any other of such Securities, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture, except in the manner therein provided and for the equal, ratable and common benefit of all Holders of Securities (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders). For the protection and enforcement of the provisions of Section 807 of the Base Indenture, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Nothing contained in the Indenture is intended to or shall impair, as between the Company and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to such Holders the principal of and interest on such Notes when, where and as the same shall become due and payable, all in accordance with the terms of the Notes, or is intended to or shall affect the relative rights of such Holders and creditors of the Company other than the holders of the Senior Indebtedness of the Company, nor shall anything herein or therein prevent the Trustee or the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under Article XIV of the Base Indenture of the holders of Senior Indebtedness of the Company in respect of cash, property, or securities of the Company received upon the exercise of any such remedy.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register upon surrender of this Note for registration of transfer at the offices maintained by the Company or its agent for such purpose, duly endorsed by the Holder hereof or his attorney duly authorized in writing, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities registrar duly executed by the Holder hereof or his attorney duly authorized in writing, but without payment of any charge other than a sum sufficient to reimburse the Company for any tax or other governmental charge incident thereto. Upon any such registration of transfer, a new Note or Notes of authorized denomination or denominations for the same aggregate principal amount will be issued to the transferee in exchange herefor.

No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Company agrees, and by acceptance of this Note or a beneficial interest in this Note, each Holder hereof and any Person acquiring a beneficial interest herein agrees, to treat this Note as indebtedness for United States federal, state and local tax purposes.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, and any agent of the Company or the Trustee may deem and treat the person in whose name this Note shall be registered upon the Security Register of this series as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal hereof and, subject to the provisions on the face hereof, interest due hereon and for all other purposes; and neither the Company nor the Trustee nor any such agent shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or interest on this Note, or for any claim based hereon or otherwise in respect hereof, or based on or in respect of the Indenture, against any stockholder, officer, director or employee, as such, past, present or future, of the Company or of any successor person, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as a part of the consideration for the issue hereof, expressly waived and released.

This Note shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by, and construed in accordance with, the laws of said State.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

(please insert Social Security or other identifying number of assignee)

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

SCHEDULE OF INCREASES OR DECREASES IN THIS NOTE

The initial principal amount of this Note is:

[$  ]

Changes to Principal Amount of Global Note

Date	Principal Amount by which this Note is to be Decreased or Increased and the Reason for the Decrease or Increase	Remaining Principal Amount of this Note	Signature of Authorized Officer of Trustee